EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Announces Closing of $5.0 Million

Preferred Stock Equity Investment

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Merchandise vendors agree to approximately $4.9 million in markdown allowances

Hollywood, CA (May 24, 2012)—Frederick’s of Hollywood Group Inc. (NYSE MKT: FOH) (the “Company”) announced today that it has sold $5.0 million of Series A Convertible Preferred Stock to TTG Apparel, LLC (the “Purchaser”), which together with its affiliates, are significant shareholders of the Company. The preferred stock is convertible into an aggregate of 4,761,905 shares of the Company’s common stock at a conversion price of $1.05 per share. Dividends on the preferred stock are payable in additional shares of preferred stock at an initial annual rate of 9%, and such dividend shares are convertible into shares of common stock at a conversion price of $0.45 per share. The Company also issued to the Purchaser three, five and seven-year warrants, each to purchase 500,000 shares of common stock at exercise prices of $0.45, $0.53 and $0.60 per share.

The Company intends to use the $5.0 million of proceeds from this equity investment to pay a group of merchandise vendors a portion of their accounts payable and, in turn, receive a total of approximately $4.9 million in markdown allowances. The resulting balance sheet effect will be to reduce accounts payable by approximately $10.0 million and to add approximately $10.0 million to shareholders’ equity.

“The equity investment and vendor allowances are both part of our broader turnaround strategy, as these events will significantly strengthen our balance sheet and vendor relationships. As a result of these events, we are in a better position to unlock the true potential for the Frederick’s of Hollywood brand and grow our business,” stated Thomas Lynch, the Company’s Chairman and Chief Executive Officer. “We are also implementing a partner-oriented approach with many of our vendors that will allow us to share the costs of promotional activity for our products. This will benefit the Company and our vendors by helping push greater volume through our stores and e-Commerce site, while improving our gross margins.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Further details concerning the transaction and the terms of the preferred stock will be contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 117 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

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